UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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Pebblebrook Hotel Trust
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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March 31, 2022
Dear Shareholder:
Our 2022 Annual Meeting of Shareholders will be held on Monday, May 16, 2022, at 9:00 a.m. Eastern Time, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102.
The attached Notice of 2022 Annual Meeting of Shareholders and proxy statement provide important information about the Annual Meeting and the business to be conducted there, and at any adjournment or postponement thereof. At the Annual Meeting we will ask you to elect our nominees to the Board of Trustees, to ratify the appointment of our independent registered public accountants, to approve executive compensation and to approve an extension of the maturity date of our equity incentive plan. These proposals are described in detail in the attached Notice and proxy statement.
Your vote is important to us. We urge you to read these documents carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.
Thank you for your continued support.
Sincerely,

Jon E. Bortz
President, Chief Executive Officer and Chairman of the Board

4747 Bethesda Avenue, Suite 1100 Bethesda, Maryland 20814

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Monday, May 16, 2022
TIME:	9:00 a.m. Eastern
PLACE:	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102*
RECORD DATE:	March 11, 2022

ITEMS OF BUSINESS:	• Election of Trustees to serve until our 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified
• Ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2022
• Advisory vote approving the compensation of our named executive officers
• Approve an amendment of the 2009 Equity Incentive Plan to extend its maturity date
• Consider and act upon any other business that may be properly brought before the annual meeting
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
March 31, 2022
* If we decide that for health and safety reasons the Annual Meeting should be held solely by remote communication, we will announce that decision in advance and provide details on how to participate at www.pebblebrookhotels.com.

HOW TO VOTE
Your vote is important to us. You are eligible to vote and receive notice of the Annual Meeting if you were a shareholder of record of our common shares of beneficial interest (“Common Shares”) at the close of business on the record date of March 11, 2022. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting. You can vote either in person at the Annual Meeting or by proxy as follows:
•If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank or other nominee which you must follow in order to have your Common Shares voted by proxy.
•If your shares are owned directly with our transfer agent, Equiniti Trust Company, you are a registered shareholder and may vote by proxy through one of the following methods:

Visit www.proxyvote.com to vote prior to 11:59 P.M. Eastern Time the day before the meeting.	Call 1-800-690-6903 to vote prior to 11:59 P.M. Eastern Time the day before the meeting.	Complete and mail your proxy card so that it is received before the meeting date.
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Secretary in writing, submitting a proxy dated later than your original proxy or attending the Annual Meeting and voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING. Our 2022 Proxy Statement and our 2021 Annual Report to Shareholders are available at www.pebblebrookhotels.com. On or about March 31, 2022, we expect to provide to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice.

PROXY STATEMENT

ABOUT PEBBLEBROOK HOTEL TRUST
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest in hotel properties located primarily within major U.S. cities with an emphasis on major gateway coastal markets.  We also target investments in resort properties located near our primary urban target markets and select destination resort markets. We focus on branded and independent full-service hotels in the “upper-upscale” segment of the lodging industry. As of March 25, 2022, we owned 53 hotels, totaling approximately 13,200 guest rooms, located in 15 urban and resort markets, including: Boston, Massachusetts; Chicago, Illinois; Hollywood, Florida; Jekyll Island, Georgia; Key West, Florida; Miami (Coral Gables), Florida; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); Naples, Florida; Philadelphia, Pennsylvania; Portland, Oregon; San Diego, California; San Francisco, California; Santa Cruz, California; Seattle, Washington; and Washington, DC.
Throughout this Proxy Statement, we use the terms “Pebblebrook,” “Company,” “we,” “our” and “us” to refer to Pebblebrook Hotel Trust.

ANNUAL MEETING INFORMATION
We are providing these proxy materials in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). These materials will assist you in voting your Common Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date	Monday, May 16, 2022
Meeting Time	9:00 a.m. Eastern
Meeting Location	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102
Record Date	March 11, 2022
The following matters are being presented for a vote at the Annual Meeting:

Proposal	Board Recommendation	Vote Required For Approval

1 – Election of Trustees	FOR each nominee	Majority of votes cast

2 – Ratification of Appointment of Independent Registered Public Accountants	FOR	Majority of votes cast

3 – Advisory Vote on the Compensation of Our Named Executive Officers	FOR	Majority of votes cast

4 – Amendment of the 2009 Equity Incentive Plan to Extend Its Maturity Date	FOR	Majority of votes cast

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials including this Proxy Statement and our 2021 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report”), to you by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about March 31, 2022, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this Proxy Statement and our Annual Report and how to vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

PROPOSALS

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company (the “Board”) currently has seven Trustees, all of whom have been nominated to stand for election at the 2022 Annual Meeting. All trustees elected at the meeting will hold office until the 2023 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. You are entitled to cast one vote per Common Share for each of the seven nominees. Each proxy may not be voted for more than seven nominees.
Information about each Trustee nominee and their qualifications to serve as a Trustee appears under “Trustee Information—Trustee Nominees” in this Proxy Statement.
Our Bylaws provide that in uncontested elections such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” each of the nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected the accounting firm of KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2022, and the Board is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by management of the Company to be well qualified.
We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” in “Audit Information—Fee Disclosure” in this Proxy Statement is compatible with maintaining KPMG’s independence from management and the Company.
Information about KPMG’s services to the Company and the Audit Committee’s report appear under “Audit Information” in this Proxy Statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board has determined that we will hold annually a non-binding, advisory vote on the compensation paid to our three named executive officers (“NEOs”).
Accordingly, we are asking you to approve the following resolution in respect of the compensation of our NEOs as described in the Compensation Discussion and Analysis (“CD&A”), compensation tables and related narrative discussion in this Proxy Statement:
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the proxy statement relating to the Company’s 2022 Annual Meeting of Shareholders.
This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our NEOs for 2021; however, it will not affect any compensation already paid or awarded for 2021 and will not be binding on the Compensation Committee, the Board or the Company. The Board and our Compensation Committee value the opinions of our shareholders and will take the results of this vote into consideration in addressing future compensation policies and decisions.
The Company’s primary business objective is to deliver attractive, risk-adjusted long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through distributions from distributable cash flow. The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our primary business objective, based on the following key principles:
•Compensation should reinforce business objectives and Company values.
•Executive officers should be retained and motivated.
•A significant percentage of compensation for executive officers should be based on performance.
•Compensation should align the interests of executive officers with those of shareholders.
•Compensation should be competitive.
Shareholders have overwhelmingly approved the say-on-pay proposal at previous annual meetings. The average approval rate since the inception of this advisory proposal is approximately 96%. In 2021, shareholders continued their significant support with approximately 95% of the votes cast for approval of the “say on pay” proposal at the 2021 annual meeting of shareholders.
The Compensation Committee and the Board, after considering these results, believe this strong level of support reflects a high degree of shareholder confidence that the Company’s compensation program is rewarding our executives appropriately. They made no changes to the program’s basic design for 2021.
Since 2012, our executive compensation program has consisted of three main components: (i) annual cash base salaries, (ii) annual cash incentive bonuses based on performance against the one-year business objectives established at the beginning of the year and (iii) long-term equity-based awards (in the form of time-based vesting awards and performance-based vesting awards). We discuss each of these three components in more detail under “Compensation Discussion and Analysis— Compensation and Compensation Components.”
Information about our executive officers and the 2021 compensation program, as well as the CD&A, compensation tables and related narrative discussion, appear under “Executive Officer and Compensation Information” in this Proxy Statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” Proposal 3 – Advisory Vote on the Compensation of Our Named Executive Officers.

PROPOSAL 4: AMENDMENT OF THE 2009 EQUITY INCENTIVE PLAN TO EXTEND ITS MATURITY DATE
Summary of the Proposal
The proposal seeks shareholder approval of an amendment to the 2009 Equity Incentive Plan solely to extend the time period during which awards may be granted under the 2009 Equity Incentive Plan from February 7, 2022 to June 30, 2026. That extension is the only change the proposed amendment makes to the 2009 Equity Incentive Plan. The proposed amendment does not increase the number of shares that may be issued under the 2009 Equity Incentive Plan, does not increase the benefits that can be provided under the 2009 Equity Incentive Plan, and does not make any other changes to the 2009 Equity Incentive Plan.
Background to the Proposal
We currently have in effect the amended and restated 2009 Equity Incentive Plan, which was approved by our shareholders on July 10, 2012 and amended with shareholder approval on June 14, 2016 and May 19, 2021 (as amended through May 19, 2021, the “2009 Equity Incentive Plan”). The 2009 Equity Incentive Plan permits the grant of options, share appreciation rights, share awards, incentive awards, performance units and other equity-based awards.
On May 19, 2021, upon the recommendation of the Board of Trustees, our shareholders approved a proposal to increase the number of Common Shares available under the 2009 Equity Incentive Plan so that we would continue to have the ability to create the incentive compensation opportunities it provides for the next four to five years (i.e., through 2025 or 2026). That proposal was approved by 96.5% of the votes cast.
The Board of Trustees believes that it is in the Company’s best interest to extend the date beyond which awards may be granted under the 2009 Equity Incentive Plan so that the Company can provide the equity-based incentive compensation opportunities available under the 2009 Equity Incentive Plan.
Therefore, on March 18, 2022, the Board of Trustees adopted an amendment to the 2009 Equity Incentive Plan solely to revise the first sentence of Article XVII of the plan document as follows (the “Amendment”), subject to the approval of shareholders:
“No Share Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after ~~February 7, 2022~~ June 30, 2026.”
If the Amendment does not receive the required shareholder approval, the Company will be unable to make equity incentive awards under the 2009 Equity Incentive Plan. Rather, we will instead need to provide greater cash incentive opportunities in order to provide appropriate and competitive compensation for its named executive officers and other employees.
If the Amendment receives the required shareholder approval, we will be able to continue making equity incentive awards under the 2009 Equity Incentive Plan to further align the interests of our executive officers and employees with those of our shareholders.
In particular, as previously disclosed, the Compensation Committee and the Board have authorized, subject to shareholder approval of the Amendment, grants of the following awards to our named executive officers and other employees, in keeping with our regular annual compensation program’s components of long-term equity incentive awards, and the awards will be made promptly following shareholder approval:

2009 Equity Compensation Plan
Name and position	Dollar value ($)(1)	Number of units(2)	Number of shares(3)
Jon E. Bortz — Chairman, President and CEO	$2,972,274	74,900	49,933
Raymond D. Martz — EVP, CFO, Treasurer and Secretary	$1,273,835	32,100	21,400
Thomas C. Fisher — EVP and CIO	$1,273,835	32,100	21,400
Executive Group	$5,519,944	139,100	92,733
Non-Executive Trustee Group	$—	—	—
Non-Executive Officer Employee Group	$1,714,915	41,025	31,000
(1)Each dollar value was calculated by multiplying the sum of the corresponding number of units and the corresponding number of common shares from the adjacent columns by $23.81, which was the closing price per Common Share on March 25, 2022.
(2)Amounts in this column are the target number of performance units that may vest (and be settled in the form of Common Shares) within and after the three-year performance measurement period ending December 31, 2024. Depending on actual performance, between 0% and 200% of the target number may vest.
(3)Amounts in this column are the number of time-based restricted Common Shares, which will vest ratably on January 1, 2023, January 1, 2024 and January 1, 2025, provided that the recipient remains employed by the Company through the applicable vesting date.

Because awards under the 2009 Equity Incentive Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of any other awards that may be granted. However, outstanding awards previously granted under the 2009 Equity Incentive Plan prior to the Amendment are reported herein. See “Executive Officer Compensation Tables—Grants of Plan-Based Awards Table and Executive Officer Compensation Tables—Outstanding Equity Awards at Fiscal Year-End Table.”
The Board of Trustees believes that the 2009 Equity Incentive Plan has benefited the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) further aligning the interests of those persons with the Company and its shareholders.
The Board of Trustees also believes that extending the maturity date of the 2009 Equity Incentive Plan is critical to support the Company’s emphasis on motivating and compensating its executive officers and its other employees with equity-based compensation to maintain and strengthen the alignment of their interests with those of the Company and our shareholders.
Summary of the 2009 Equity Incentive Plan
The more significant features of the 2009 Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the plan document, as in effect prior to adoption of the Amendment.
Copies of the plan document and amendments thereto were filed as Exhibit 10.1 to the Company’s Quarterly Reports on Form 10-Q filed with the SEC on August 2, 2012 and July 25, 2016 and Current Reports on Form 8-K filed with the SEC on May 21, 2021 and February 22, 2017, respectively, and are incorporated herein by reference.
Administration
The 2009 Equity Incentive Plan is administered by the Compensation Committee of the Board of Trustees and the Compensation Committee approves all terms of awards under the 2009 Equity Incentive Plan. Our Compensation Committee also approves who will receive grants under the 2009 Equity Incentive Plan, determines the type of award that will be granted and approves the number of Common Shares subject to the grant. Notwithstanding the preceding sentences, the Board of Trustees administers the 2009 Equity Incentive Plan in the case of any award that is made to a trustee who is not also an employee of the Company or an Affiliate.
The Compensation Committee may delegate all or part of its authority to administer the 2009 Equity Incentive Plan to our Chief Executive Officer. The Compensation Committee may not delegate its authority, however, with respect to individuals who are subject to Section 16 of the Exchange Act. References in this summary to the “Compensation Committee” include any delegate of the Compensation Committee and, with respect to awards made to non-employee trustees, the Board of Trustees.
Because awards under the 2009 Equity Incentive Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2009 Equity Incentive Plan had been in effect. However, awards previously granted under the 2009 Equity Incentive Plan, prior to its amendment and restatement, are reported herein. See “Executive Officer Compensation Tables—Grants of Plan-Based Awards.”
Eligibility
All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the 2009 Equity Incentive Plan. In addition, our independent trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the 2009 Equity Incentive Plan.
Share Authorization
The number of Common Shares that may be issued under the 2009 Equity Incentive Plan is 5,347,625 shares. The Amendment does not change the number of shares available. As of March 25, 2022 there are 1,176,682 Common Shares available for future grants including those described above under “—Background to the Proposal.”
The Company still expects the number of Common Shares available for awards under the 2009 Equity Incentive Plan will be sufficient for the next three to four years.
No Evergreen
There is no evergreen provision in the 2009 Equity Incentive Plan: the number of shares that may be issued under the 2009 Equity Incentive Plan may not be increased without approval by both the Board of Trustees and shareholders. The Company currently expects the duration of the number of Common Shares that may still be issued under the 2009 Equity Incentive Plan will be between three and four years.

In connection with share splits, share dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of Common Shares that may be issued under the 2009 Equity Incentive Plan, the terms of outstanding awards and the per-individual grant limitation (described below under “Performance Goals; Individual Limits”).
If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the Common Shares subject to such awards will again be available for purposes of the 2009 Equity Incentive Plan. Any Common Shares that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the 2009 Equity Incentive Plan.
Options
The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant incentive share options (under Section 421 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Shares on the date on which the option is granted (or 110% of the shares fair market value on the grant date in the case of an incentive share option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the 2009 Equity Incentive Plan prohibits re-pricing of outstanding options without the approval of shareholders; the exercise price of an outstanding option cannot be reduced without shareholder approval. In addition, the 2009 Equity Incentive Plan prohibits cash buyouts of options: no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a Common Share on the date of cancellation.
The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of Common Shares (or attestation of ownership of Common Shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).
Share Awards
The 2009 Equity Incentive Plan also provides for the grant of share awards. A share award is an award of Common Shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. A share award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “—Performance Goals; Individual Limits.” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the 2009 Equity Incentive Plan provides that dividends payable on a share award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying share award vests. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each share award.
Share Appreciation Rights
The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, Common Shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the Common Shares on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Share appreciation rights will become exercisable in accordance with terms prescribed by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”
Except in the case of share splits, share dividends and other changes in our capitalization, the 2009 Equity Incentive Plan prohibits re-pricing of outstanding share appreciation rights without the approval of shareholders; the initial value of an outstanding share appreciation right cannot be reduced without shareholder approval. In addition, the 2009 Equity Incentive Plan prohibits cash buyouts of share appreciation rights: no payment may be made on account of the cancellation of a share appreciation right if the initial value exceeds the fair market value of a Common Share.

Performance Units
The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the Common Shares, if performance goals established by the Compensation Committee are achieved. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, Common Shares or a combination thereof.
Other Equity-Based Awards
Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the 2009 Equity Incentive Plan. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by our Compensation Committee. Other equity-based awards are payable in cash, our Common Shares or other equity securities, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.
Other equity-based awards may be granted in the form of LTIP units. LTIP units are a special class of partnership interests in our operating partnership, designated as LTIP Class A Units or LTIP Class B Units. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the 2009 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, will receive the same per-unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on our Common Shares. This treatment with respect to distributions is similar to the expected treatment of share awards, which will generally receive full distributions whether vested or not (but subject to the satisfaction of any performance vesting requirement). Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which includes the right to redeem the operating partnership units for Common Shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
Incentive Awards
The 2009 Equity Incentive Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our Compensation Committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by our Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Shares or a combination thereof.
Dividend Equivalent Rights
Our Compensation Committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in Common Shares) and may be payable in cash, Common Shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalent rights. However, as noted above, the 2009 Equity Incentive Plan provides that amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.

Change in Control
If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee is also authorized to provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options, share appreciation rights, share awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash or Common Shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).
In summary, the Company believes a change in control under the 2009 Equity Incentive Plan is defined conservatively and only occurs if:
•a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or Common
•we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent (i.e., actual consummation of a merger is required; mere offers or agreements to merge do not suffice);
•we sell or dispose of all or substantially all of our assets (i.e., actual consummation of a sale or disposition is required; mere offers or agreements to sell or dispose do not suffice); or
•during any period of two consecutive years individuals who, at the beginning of such period, constitute the Board of Trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of the Board of Trustees.
Performance Goals; Individual Limits
The 2009 Equity Incentive Plan includes limits on the benefits that any participant may receive in a stated period. The 2009 Equity Incentive Plan provides that no participant may be granted, in any calendar year, awards with respect to more than 855,656 Common Shares, regardless of whether the award or awards are granted as options, share appreciation rights, share awards, performance units or other equity-based awards or any combination thereof (i.e., all awards other than incentive awards).
The 2009 Equity Incentive Plan has a separate limit that is applicable only to incentive awards. The maximum amount of cash that any participant may receive in any calendar year from payments under incentive awards is the lesser of $2.5 million and 250% of the participant’s base salary (as in effect on the date the incentive award is granted and before giving effect to any salary reduction or deferral election). If we settle an incentive award in Common Shares rather than cash, the value of the Common Shares is subject to the same limit.
The 2009 Equity Incentive Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of one or more performance goals or objectives stated with respect to one or more of the following, alone or in combination:
•funds from operations;
•adjusted funds from operations;
•earnings before income taxes, depreciation and amortization (“EBITDA”);
•adjusted EBITDA;
•hotel-level EBITDA;
•hotel revenues;

•return on equity;
•total earnings;
•revenues or sales;
•earnings per Common Share;
•return on capital;
•market price per Common Share; and
•total shareholder return.

A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Compensation Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.
Return of Awards; Repayment
The 2009 Equity Incentive Plan provides that all awards, and all payments under awards, are subject to the Company’s clawback policy as in effect on the date that a payment was made or an award was granted, settled, vested or earned, as applicable. We have adopted a policy regarding the recovery of erroneously awarded compensation, also known as a clawback policy.
To the extent required by the policy, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled).
See also “Corporate Governance and ESG Information—Corporate Governance Highlights—Compensation Clawback Policy.”
Amendment; Termination
The 2009 Equity Incentive Plan may be amended or terminated at any time by the Board of Trustees; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2009 Equity Incentive Plan, materially increases the aggregate number of Common Shares that may be issued under the 2009 Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the 2009 Equity Incentive Plan.
The 2009 Equity Incentive Plan, as amended by the Amendment, provides that no additional awards may be granted after June 30, 2026.
Federal Tax Consequences
Counsel advised us regarding the federal income tax consequences of the 2009 Equity Incentive Plan. No income is recognized by a participant at the time an option or share appreciation rights is granted. If the option is an incentive share option, no income will be recognized upon the participant’s exercise of the incentive share option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive share option. The exercise of a nonqualified share option or a share appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the share appreciation right.
Income is recognized on account of the grant of a share award or an other equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the Common Shares or other property, less any amount paid by the participant for the Common Shares or other property. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIP units granted under an other equity-based award. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIP units granted under an other equity-based award.
No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount paid in settlement of the performance units or incentive award.
The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified share option or share appreciation right, the vesting of a share award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive share option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive share option.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” Proposal 4 – Amendment of the 2009 Equity Incentive Plan to Extend Its Maturity Date.

CORPORATE GOVERNANCE AND ESG INFORMATION
The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company on behalf of our shareholders. In addition to our Declaration of Trust, the Board has adopted the following key documents that form the governance framework for the Company. We review each of these documents periodically and update them as needed:
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics;
•Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; and
•Bylaws.
We make these documents available under the Investors Relations section of our website at www.pebblebrookhotels.com. Printed copies of these documents are also available free of charge upon written request to Investor Relations at investors@pebblebrookhotels.com or by phone at (240) 507-1306.

CORPORATE GOVERNANCE HIGHLIGHTS
We have a history of supporting and implementing strong, sound corporate governance practices and policies that best serve the interests of our shareholders, and we remain committed to continuing that tradition. Throughout each year, our management team meets with shareholders responsible for over 80% of the Common Shares, discussing our governance practices and hearing shareholders’ perspectives. Our practices and policies include, among other things, the following:

Governance Practice, Policy		Description

☑	Shareholder Right to Proxy Access (“3/3/20/20”)
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares

☑	Shareholder Right to Amend Bylaws (“3/3/20/20”)
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares

☑	Annual Election of Trustees	Each Trustee serves only a one-year term

☑	Non-Classified Board; Shareholder Approval Required to Classify	The Board is not classified, and we cannot classify without shareholder approval (i.e., we opted out of the Maryland Unsolicited Takeovers Act)

☑	Majority Voting for Trustees	In uncontested elections, each trustee nominee must receive a majority of votes cast to be elected to the Board

☑	Trustee Resignation Policy	Trustee nominees who receive more votes against than votes for must submit their written resignation to the Board

☑	No Shareholders Rights Plan	We do not have a poison pill

☑	Independent Majority of Board	All of our Trustees other than our Chief Executive Officer are independent (86%)

☑	Independent Board Committees	All committees of the Board have only independent Trustees as members

☑	Lead Trustee	Bonny W. Simi, an independent Trustee, is the Lead Trustee and presides over the Board’s executive sessions and meetings when the Chairman is absent

Governance Practice, Policy		Description

☑	Regular Executive Sessions	Our independent Trustees meet regularly without the presence of any of our officers or employees at least every quarter

☑	Robust Annual Board Self-Assessment	The Nominating and Corporate Governance Committee conducts an annual survey of each Trustee to elicit and deliver feedback regarding Trustees, the Board and the Board’s committees.

☑	Diversity of Board	• Gender: 29% female (two Trustees) • Race: 14% African-American/Black (one Trustee)

☑	Tenure of Non-Executive Trustees	• > 10 years: 83% (five Trustees) • > 5 years and ≤ 10 years: 0% • ≤ 5 years: 17% (one Trustee)
☑	ESG Committee	• We have an active ESG Committee, whose membership includes three independent Trustees • The ESG Committee reports directly to the Board’s Nominating and Corporate Governance Committee

☑	Enterprise Risk Assessment and Management
• Thorough annual review and assessment, and reporting to the Board, of material enterprise risks

• Each risk is assigned to an officer, who is responsible for on-going management and mitigation

•  Audit Committee actively monitors risks that could affect financial reporting

☑	Open Communication	• We encourage and have open communication and strong working relationships among the Lead Trustee, Chairman and other Trustees • Our Trustees regularly meet with management and with employees

☑	Equity Ownership Guidelines: Senior Executives (5x - 3x) Trustees (3x)
• Recommended ownership of Company equity by our executive officers: a value of at least 5 times (CEO) or 3 times (other NEOs) annual base salary

• Recommended ownership of Company equity by our Trustees with a value of at least 3 times annual compensation (including chairperson fees)

• Each person has 5 years after becoming an executive officer or Trustee (or after an increase of compensation levels) to attain the recommended level of ownership

☑	Compensation Clawback Policy	If the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements, even if fraud, intentional misconduct or illegal behavior were not involved in such noncompliance

☑	Prohibition on Hedging	Our insider trading policy prohibits officers, Trustees and all employees from, among other activities, engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws. We prohibit short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market

FOCUS ON SHAREHOLDER RIGHTS
Shareholder Right to Proxy Access
In 2016, we were one of the first lodging REITs to provide our shareholders with a right to submit trustee nominees for inclusion in our proxy statement if both the shareholder proponents and the trustee nominees satisfy the requirements specified in our Bylaws. We refer to this right as “proxy access.”

After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20/20” model for proxy access. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.
Shareholder Right to Amend Bylaws
In 2016, we were one of the first lodging REITs to provide our shareholders with the right to make binding proposals to amend our Bylaws by the affirmative vote of the holders of a majority of the Common Shares then outstanding and entitled to vote.
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20” model for bylaws amendments proposals. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.

INDEPENDENCE OF TRUSTEES
Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each Trustee. The categorical standards describe various types of relationships that could potentially exist between a Trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a Trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the Trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent.
Under these criteria, the Board has determined that the following six members, or 86%, of the Board are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Bonny W. Simi and Earl E. Webb.

BOARD MEETINGS
The Board holds regularly scheduled meetings, in person when possible, four times each year and, if needed, also holds special meetings. Prior to the COVID-19 pandemic, the Board held all of its regularly scheduled meetings in person. During 2021, the Board held four regular meetings, three of which were held in person, and the independent Trustees held an executive session at each of the four regular meetings. Mr. Miller, as the Lead Trustee throughout 2021, presided over all of the executive sessions. Each Trustee attended 100% of the meetings of the Board. The Board does not have a policy with respect to Trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the annual meetings and historical and anticipated low levels of in-person shareholder participation at the annual meetings, Trustees are not expected to attend the Annual Meeting. None of the Trustees attended our annual meeting of shareholders in 2021.

BOARD LEADERSHIP STRUCTURE
Lead Trustee
Ms. Simi currently serves as the Lead Trustee in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. Mr. Miller served in those roles for 2016 through 2021. The Lead Trustee presides over executive sessions of the independent Trustees and meetings of the full Board when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent Trustees. The Lead Trustee also serves as principal liaison between the independent Trustees and our Chief Executive Officer in discussing issues from the Board’s executive sessions and other meetings of the independent Trustees.
Chairman of the Board
Mr. Bortz serves as both our Chairman of the Board and our Chief Executive Officer. We believe that it is in the best interests of the Company and our shareholders for Mr. Bortz to serve as our Chairman, because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent Trustees, without management present, and permitting each Trustee to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board.

ENVIRONMENTAL SUSTAINABILITY AND SOCIAL RESPONSIBILITY HIGHLIGHTS (ESG)
Our ESG Committee, which reports to the Nominating and Corporate Governance Committee of the Board, sets our ESG strategy and oversees implementation and reporting. Three of our independent Trustees, Mr. Miller, Ms. Donnell and Ms. Simi, Mr. Martz and three of our employees comprise the committee. Chaired by Mr. Miller, the committee is charged with creating relevant ESG policies, setting baselines, engaging stakeholders and encouraging continuous monitoring and improvement.
In 2021, our continued commitment to delivering attractive, risk-adjusted long-term total returns to shareholders combined with the rapidly evolving social and environmental fabric of society led us to broaden and further develop our ESG strategy. The lodging industry faces unprecedented challenges as it recovers from the devastation of the COVID-19 pandemic, but we are striving to ensure that sustainability, resilience, safety, inclusivity and our ethical approach to corporate governance remain at the heart of that recovery. We are committed to supporting the safety and well-being of our team members through ever-evolving health and safety practices, and we are building on the lessons we have learned during the pandemic. Furthermore, we recognize the importance of tracking and reporting our ESG performance, so in 2021 we not only benchmarked against GRESB for the first time to supplement our ongoing Sustainability Accounting Standards Board (“SASB”) and Global Reporting Initiative (“GRI”) disclosures, but we also disclosed our Task Force on Climate-Related Financial Disclosures (“TCFD”) framework, demonstrating our dedication to addressing sustainability and climate-related risks.
Since 2016, we have invested over $20,000,000 in sustainability projects, targeted at energy conservation, greenhouse gas emission reduction, water conservation and waste reduction, to create a more sustainable environment for our employees, vendors and surrounding communities. Recent investments have included a new rooftop solar installation, adding electric vehicle car chargers at our San Diego properties and entering into a master service agreement to provide on-site energy audits to help our hotels identify new sustainability and efficiency projects.
Over 40% of our properties have eliminated or reduced to an absolute minimum single-use plastics as of December 31, 2021. In addition, as of December 31, 2021, over 90% of the faucets at over 80% of our properties have low-flow aerators to help conserve water, and almost 75% of our properties have a water efficiency program. During 2021, Chaminade Resort & Spa became our first property to complete a solar energy project, which includes a solar field of over 1,000 panels spanning over three-quarters of an acre, and LaPlaya Beach Resort & Club installed two artificial reefs in an effort to boost biodiversity and fight red tide in the Gulf of Mexico off Naples, Florida.
Our years of investments have resulted in significant portfolio-wide reductions in energy consumption and water consumption. While we necessarily must rely on our major branded hotel operators to drive sustainability in hotels that we own, we continue to undertake a more proactive approach to supporting our independent, third-party hotel operators in initiatives to position our Company as an ESG leader in the U.S. lodging sector.
Please read our third annual Environmental Sustainability and Social Responsibility Report for more information about our program, including highlights of the investments we have made and their environmental and social benefits.
In addition to our climate-related initiatives, we are also deeply committed to honoring the sociocultural fabric of the communities in which our hotels and resorts operate. While our more usual level of charitable activity was not possible due to COVID-19 related governmental restrictions, many of our hotels donated excess food to local community groups, and our corporate employees continued to donate time and funds to registered charities. Additional contributions to our communities included one of our Washington, DC hotels donating meals and a wedding venue for an emergency room technician who had to postpone her wedding due to the pandemic and furniture donations by two of our San Francisco hotels to the Make it a Home campaign, resulting in the furnishing of 10 households.
In 2021, Pebblebrook continued to develop its Racial Equity and Inclusivity Team (the “REIT”) to ensure that we recognize and address systemic injustice and that we welcome and celebrate diversity. Approximately 40% of Pebblebrook’s employees actively participate in the REIT. The REIT’s four initial areas of focus are education, recruiting, development and reporting. This past year, we initiated a speaker series, prepared quarterly newsletters sharing relevant cultural information, implemented recruitment strategies to foster diversity and evaluated reporting metrics to further develop future benchmarking. As of December 31, 2021, approximately two-thirds of our employees are female and 50% of our independent trustees are either female or African-American/Black.

Pebblebrook is an active member of both Nareit and the American Hotel & Lodging Association (the “AHLA”), both of which have focused on fighting sex trafficking, harassment and forced labor, raising minimum wage and other vital ESG matters. Pebblebrook is committed to the AHLA’s 5-star promise on sexual assault. As an officer and leader of the AHLA in 2018 (Treasurer), 2019 (Vice Chair of its Board), 2020 (Chair of its Board) and 2021 (Chair Emeritus of its Board), our Chief Executive Officer helped determine and guide the AHLA’s priorities and plans, including whether and how to address these and other social issues. In addition, he took an active role in many of the related educational campaigns. In addition, our Chief Financial Officer co-chairs the Global Finance Committee (GFC) and the AHLA Financial Management Committee. Both committees are comprised of members of a league of financial and operational leaders from leading global and international hotel brands, operators and owners that are presently commissioned to determine the financial and operating reporting standards for the hotel industry, to include publishing the 12th Edition of the Uniform Systems of Accounts for the Lodging Industry (USALI), which plans to incorporate Energy, Water and Waste metrics into financial reporting.
For information about our strong, sound corporate governance practices and policies that best serve the interests of our shareholders and our communications with shareholders holding the vast majority of our shares to discuss our governance practices and hear our shareholders’ perspectives, please see the sections of this Proxy Statement under the caption “Corporate Governance and ESG Information,” most particularly the sections under the captions “—Corporate Governance Highlights” and “—Focus on Shareholder Rights.”
As disclosed in February 2022, the Compensation Committee and the Board incorporated the advancement of the Company’s environmental sustainability and social responsibility goals into the compensation program for our executive officers and other employees. Up to 25% of the target cash incentive bonus for 2022 will be determined by the degree to which the Company successfully continues the development of its environmental sustainability and social responsibility program and meets the program's commitments.
The charter of the ESG Committee, our Environmental Sustainability Policy and our third annual Environmental Sustainability and Social Responsibility Report are available on our website at www.pebblebrookhotels.com.

BOARD COMMITTEES
The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors Relations section of our website at www.pebblebrookhotels.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. In 2022, after keeping the committees’ membership largely the same from 2016 through 2021 (except, in 2019, to assign Ms. Simi upon her becoming a Trustee and to reassign Mr. Schall from the Nominating and Corporate Governance Committee to the Audit Committee), the Board reassigned Trustees among these committees. Information about each of these committees as they have been composed beginning in 2022 is included in the following table.

Committee/Membership	Committee’s Primary Responsibilities		# of 2021 Meetings

Audit Committee
Earl E. Webb(1)(2) Cydney C. Donnell(2) Ron E. Jackson(2) Bonny W. Simi(2)	•	Selecting our independent registered public accountants and approving and overseeing their work	4
	•	Overseeing our financial reporting, including reviewing results with management and our independent registered public accountants
	•	Overseeing our internal accounting controls
	•	Monitoring our REIT compliance procedures

Compensation Committee
Ron E. Jackson(1) Phillip M. Miller Michael J. Schall Earl E. Webb	•	Reviewing and recommending compensation for our senior officers	4
	•	Administering and making awards under our long-term incentive award plans
	•	Retaining and terminating compensation consultants
	•	Administering other benefit programs of the Company

Nominating and Corporate Governance Committee
Bonny W. Simi(1)(3) Cydney C. Donnell Phillip M. Miller Michael J. Schall	•	Recommending individuals to stand for election to the Board	4
	•	Recommending Board committee composition
	•	Overseeing our corporate governance policies and procedures, including Board and Trustee evaluations
(1)Committee chairperson.
(2)Determined by the Board to be an “audit committee financial expert.”
(3)Also serves as the Lead Trustee.

RISK MANAGEMENT OVERSIGHT
The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management practices, present to the Board a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (including cyber-related risks). At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each identified risk. If necessary, the Board may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risks and updates the Board as new material risks are identified or risks previously presented to the Board materially change.
The Audit Committee also actively monitors risks to the Company throughout the year, particularly with respect to those that could affect financial reporting, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board.

COMMUNICATIONS WITH THE BOARD, LEAD TRUSTEE, INDEPENDENT TRUSTEES AND AUDIT COMMITTEE
Any shareholder or other interested party may communicate with the Board or any Trustee by sending the communication to the Company’s corporate offices at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814 in care of the Company’s Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board or fails to identify a particular Trustee will be deemed to be a communication intended for the Chairman of the Board.
In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via mail to: Chairperson, Audit Committee of Pebblebrook Hotel Trust, c/o Mark W. Wickersham, Esq., Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS
Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each Trustee will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the Trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, Trustees and employees, requires our officers, Trustees and employees to report any actual or potential conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of our Code of Business Conduct and Ethics for our executive officers or Trustees may be made only by the Board or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. Our Code of Business Conduct and Ethics can be found under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com.
The Board is responsible for reviewing any transactions in which an executive officer or Trustee, any trustee nominee or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or Trustee except under guidelines approved by the Board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board has not adopted a written policy for evaluating general conflicts of interests. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
The Board has adopted a policy for evaluating potential conflicts of interest with respect to investments by our Trustees and executive officers in hotel properties. This policy provides that our Trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.
None of our NEOs has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Change-in-control severance agreements between the Company and our NEOs are described in the “Executive Officer and Compensation Information—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” section of this Proxy Statement.
We have entered into indemnification agreements with each of our Trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our Trustees and officers to the maximum extent permitted by Maryland law.

TRUSTEE INFORMATION

TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on the Board. That committee has identified the following seven individuals to stand for election at our 2022 Annual Meeting of Shareholders. Each of these nominees is currently a member of the Board.
We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a Trustee.

Jon E. Bortz
Age: 65 Trustee since: December 2009 Board Committees: None (President, Chief Executive Officer and Chairman of the Board of the Company)
Background
•	LaSalle Hotel Properties (“LaSalle”), then a publicly traded lodging REIT (April 1998 to September 2009) – Founder, President, Chief Executive Officer and a Trustee; Chairman of the Board (January 2001 until retiring from LaSalle)
•	JLL, Inc. (“JLL”) (1981 to April 1998) – Founder and President of Hotel Investment Group of JLL (from January 1994), oversaw all of JLL’s hotel investment and development activities; Managing Director of JLL’s Investment Advisory Division (January 1995 to April 1998), responsible for certain East Coast development projects; Senior Vice President of JLL’s Investment Division (January 1990 to 1995), responsible for East Coast development projects and workouts
•	Federal Realty Investment Trust (NYSE:FRT) – former member of Board of Trustees and its Audit Committee and Nominating and Governance Committee (June 2005 to May 2021)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – former member of the Advisory Board of Governors and its Executive Committee and Governance and Nominating Committee
•	American Hotel & Lodging Association – member of the Executive Committee of the Board of Directors
•	B.S. in Economics from The Wharton School of the University of Pennsylvania; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Bortz brings to the Board executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry; extensive experience in hotel asset management and development; and deep experience addressing broad lodging-industry issues in collaboration with other owners and leaders of lodging brands, hotel management companies and REITs through his active leadership roles at the AHLA and Nareit.

Cydney C. Donnell
Age: 62 Trustee since: December 2009 Board Committees (current): Audit, Nominating and Corporate Governance Board Committees (2021): Audit (Chair), Compensation
Background
•	Mays Business School of Texas A&M University (“Mays School”) (since January 2004) – Associate Department Head – Finance; Executive Professor (former Director of Real Estate Programs)
•	European Investors/E.I.I. Realty Securities, Inc. (“EII”) (1986 to 2003) – Chair of the Investment Committee (2002 to 2003); Head of the Real Estate Securities Group and Portfolio Manager (1992 to 2002); VP and Analyst (1986 to 1992)
•	RepublicBanc Corporation – real estate lending officer (1982 to 1986)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Institutional Advisory Committee and the Editorial Board
•	American Campus Communities, Inc. (NYSE:ACC), a publicly traded, student-housing REIT – Chair of the Board of Directors; member of the Executive Committee and the Capital Allocation Committee of the Board
•	Trinity University – member of the Board of Trustees and the Investments Committee (chairperson)
•	Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, which liquidated and deregistered in 2017 – served as member of the Valuation Committee (chairperson), the Nominating and Compensation Committee and the Audit Committee of the Board of Directors
•	B.B.A. from Texas A&M University; M.B.A. from Southern Methodist University
Specific Qualifications and Skills
Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching courses in real estate investment and real estate capital markets and portfolio management, including modules on corporate governance, at the business school level.

Ron E. Jackson
Age: 79 Trustee since: December 2009 Board Committees (current): Compensation (Chair); Audit Board Committees (2021): Compensation, Nominating and Corporate Governance
Background
•	Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations (since January 2001) – President and Chief Executive Officer
•	Resort Condominiums International (“RCI”), a Cendant Company with 2,600 resorts in 109 countries (until 2001) – President and Chief Operating Officer
•	Chartwell Leisure, a hotel owner/operator and developer (prior to RCI) – Chief Operating Officer
•	Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States (prior to Chartwell Leisure) – Founder, President and Chief Executive Officer
•	B.S. in Finance and Marketing from Brigham Young University; M.B.A. from the University of Utah
Specific Qualifications and Skills
Among other qualifications, Mr. Jackson brings to the Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Phillip M. Miller

Age: 69 Trustee since: May 2011
Board Committees (current): Compensation, Nominating and Corporate Governance
Board Committees (2021): Compensation, Nominating and Corporate Governance (Chair) — former Lead Trustee

Background
•	Miller Management Group LLC, a financial services and payments consulting firm (since September 2018) – President and Chief Executive Officer
•	First Data Corporation (September 2015 to September 2018) – Senior Vice President of Global Payment Relations and Sponsorships, managed First Data’s relationship with its payment networks and bank sponsors, globally
•	MasterCard Advisors (2005 to September 2015) – Global Head - Acquiring Knowledge Center, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally (March 2012 to September 2015); Senior Vice President and Group Head, responsible for the disciplines of market development and marketing for the e-commerce and retail business groups (January 2010 to March 2012); Global Solutions Leader, responsible for consulting engagements in strategy and information services for large banks and card acquirers globally (2005 to 2010)
•	Teleglobal International, LTD, a stored-value, secure online payments product (2002 to 2005) – Executive Chairman
•	Chase Merchant Services, LLC, a division of Chase Bank (2001 to 2002) – President and Chief Executive Officer
•	GE Money, the consumer financial services division of General Electric Company (1995 to 2001) – GE Money, the consumer financial services division of General Electric Company
•	Citibank’s International Private Banking business (1985 to 1995) – Vice President of International Product Development and Marketing
•	B.S. in Marketing and M.B.A. in International Business and Finance from The American University; Certificate of Corporate Governance - Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall
Age: 64 Trustee since: December 2009 Board Committees (current): Compensation, Nominating and Corporate Governance Board Committees (2021): Compensation (Chair), Audit
Background
•	Essex Property Trust, Inc. (NYSE:ESS), a publicly traded multifamily REIT (“Essex”) (since 1993) – President and Chief Executive Officer (since January 2011); Member of Board (since 1994); Senior Executive Vice President and Chief Operating Officer (2005 to January 2011), responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs; Chief Financial Officer (1993 to 2005)
•	The Marcus & Millichap Company (1986 to 1993) – Chief Financial Officer of Essex’s predecessor, Essex Property Corporation
•	Churchill International, a technology-oriented venture capital company (1982 to 1986) – Director of Finance
•	Ernst & Young (then known as Ernst & Whinney) (1979 to 1982) – audit department, specializing in the real estate and financial services industries
•	American Institute of Certified Public Accountants – Member
•	National Multi Housing Council – Member
•	Nareit – Member of the Executive Board
•	B.S. from the University of San Francisco; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his distinguished career as a senior executive, chief executive and board member of a publicly traded REIT, along with his extensive experience in accounting and finance.

Bonny W. Simi

Age: 59 Trustee since: April 2019
Board Committees (current): Nominating and Corporate Governance (Chair), Audit — also serves as Lead Trustee
Board Committees (2021): Compensation, Nominating and Corporate Governance

Background
•	Joby Aviation, Inc.(NYSE:JOBY), a publicly traded manufacturer, owner and operator of electric vertical takeoff and landing (eVTOL) aircraft – Head of Air Operations and People (since December 2020)
•
JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel and hospitality – Advisor (since December 2020); President (January 2016 to December 2020)

•	JetBlue (since September 2003) – Advisor (since December 2020); Vice President Technology Innovations (January 2016 to December 2020); Vice President Talent (September 2011 to January 2016), overseeing talent acquisition, performance management, succession planning, people analytics and organizational development; various operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations (September 2003 to September 2011)
•	United Airlines, Inc. (1990 to 2003) – airline pilot
•	United States Olympian (1984, 1988, 1992) – three-time competitor in the luge
•	Network television commentator for the Olympics of 1994, 1998, 2002
•	Red Lion Hotels Corporation (NYSE:RLH) (March 2017 to May 2020) – Member of the Board of Directors, Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee
•	United States Olympic and Paralympic Committee - member of the Nominating and Governance Committee of the Board of Directors
•	B.A. in Communications from Stanford University; M.S. in management from the Stanford Graduate School of Business; M.S. in Management Science and Engineering from the Stanford School of Engineering; M.S. in Human Resource Management from Regis University
•	Board Leadership Fellow with the National Association of Corporate Directors; CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University
Specific Qualifications and Skills
Among other qualifications, Ms. Simi brings more than 30 years of operations, human resources and technology experience to the Board, with executive leadership experience in the travel industry and experience as a director of a NYSE-listed hospitality and leisure company.

Earl E. Webb
Age: 65 Trustee since: December 2009 Board Committees (current): Audit (chair), Compensation Board Committees (2021): Audit, Nomination and Corporate Governance
Background
•
9th Green Advisors LLC, a commercial real estate strategy and advisory firm serving investors in, occupiers of, and lenders to real estate assets throughout North America (since April 2021) – Founder and Managing Partner

•	Avison Young, LLC, or Avison, a Canada-based commercial real estate company (“Avison”) (September 2009 to April 2021) – Chairman, Global Capital Markets; member of Avison’s Board of Directors and its Audit and Executive Committees
•	JLL (January 2003 to August 2009) – Chief Executive Officer of JLL’s Capital Markets Group in the Americas, responsible for strategic direction and management of all capital markets activities throughout the region
•	Jones Lang LaSalle Americas, Inc. (1985 to December 2002) – Chief Executive Officer (February 1999 to December 2002)
•	Continental Illinois National Bank (1981 to 1985) – Second Vice President in the Capital Markets Group
•	University of Virginia’s Gift Planning Council and the McIntire Foundation Board – Member
•	Real Estate Roundtable – Member
•	B.S. from the University of Virginia; M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise, and his prior public board experience with JLL and Players International.

PROCESS FOR SELECTING TRUSTEES
Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current Trustees and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, retirement of a Trustee or for any other reason. In addition to considering incumbent Trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the Trustees, shareholders, management and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2021.
The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board as a whole and of each individual Trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience, and whether the average tenure of our Trustees is appropriate for the Company. The Board considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience, background and length of service on the Board of the Trustees to assure that the Board has the necessary composition to effectively perform its oversight function. We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee will consider appropriate nominees for Trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a Trustee if elected. In order for the nominee to be considered for the next annual election of Trustees and be included in the proxy statement for that election, any such written request must comply with the requirements set forth in our Bylaws and as set forth below under “General Information—Solicitation of Proxies, Shareholder Proposals and Other Matters—Shareholder Proposals and Trustee Nominations for Inclusion in the 2023 Proxy Statement.”
In addition, shareholders have what is commonly known as the right to “proxy access.” A shareholder, or a group of up to 20 shareholders, owning at least 3% (0.1% for each group member) of the outstanding Common Shares continuously for at least the prior 3 years may nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of shareholders, nominees representing up to 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). See “—Corporate Governance Practices—Focus on Shareholder Rights.”

TRUSTEE COMPENSATION
For 2021, we restored the amounts we pay as an annual retainer fee to our independent Trustees for their service to us and the amounts of additional annual compensation we pay to the chairpersons of the Board’s standing committees to the initial levels in place at the beginning of 2020, before they were reduced by 30% to conserve cash in response to the lodging industry crisis caused by the pandemic.
Therefore, for 2021, independent Trustees who were neither employed by nor affiliated with the Company received the compensation set forth in the following table for their service on the Board:

Program Element	Amount	Form of Payment
Annual Retainer	$155,000	At least 50% in Common Shares (up to 100% at recipient’s election)
Committee Chairperson Annual Fees	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating and Corporate Governance Committee
Meeting Attendance Fees	None
One-Time Grant upon Joining Board	2,500 restricted Common Shares (three-year pro rata vesting)
Equity Ownership Guidelines	Ownership of equity of the Company with a dollar value of at least 3 times annual compensation within 5 years after becoming a Trustee (or after an increase of compensation levels)
As of December 31, 2021, all Trustees were in compliance with the equity ownership guidelines. Pursuant to the equity ownership guidelines, Ms. Simi, who became a trustee in April 2019, has until April 2024 to reach the recommended level of share ownership.

Total compensation paid in January 2022 to our independent Trustees for service in 2021 was as follows:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair Fee	Share Awards	Total(1)
Cydney C. Donnell	$155,000	$20,000	—	$175,000	(2)
Ron E. Jackson	$155,000	—	—	$155,000	(3)
Phillip M. Miller	$155,000	$10,000	—	$165,000	(4)
Michael J. Schall	$155,000	$15,000	—	$170,000	(5)
Bonny W. Simi	$155,000	—	—	$155,000	(6)
Earl E. Webb	$155,000	—	—	$155,000	(7)
(1)Any Common Shares paid in lieu of cash were valued at a price per share of $21.78, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.
(2)At election of Trustee, 100% of Trustee’s fee for service was paid in the form of 8,036 Common Shares.
(3)At election of Trustee, 100% of Trustee’s fee for service was paid in the form of 7,118 Common Shares.
(4)At election of Trustee, 50% of Trustee’s fee for service was paid in the form of 3,788 Common Shares.
(5)At election of Trustee, 100% of Trustee’s fee for service was paid in the form of 7,806 Common Shares.
(6)At election of Trustee, 50% of Trustee’s fee for service was paid in the form of 3,559 Common Shares.
(7)At election of Trustee, 50% of Trustee’s fee for service was paid in the form of 3,559 Common Shares.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2021 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of the Company’s quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Mr. Webb, Ms. Donnell, Mr. Jackson and Ms. Simi as an “audit committee financial expert” within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
Earl E. Webb (Chairperson)
Cydney C. Donnell
Ron E. Jackson
Bonny W. Simi

FEE DISCLOSURE
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
Fee Type	2021	2020
Audit Fees	$1,466,000	$1,087,698
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,466,000	$1,087,698
Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess the effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

PRE-APPROVAL POLICY
All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

EXECUTIVE OFFICER AND COMPENSATION INFORMATION

NAMED EXECUTIVE OFFICERS
We have three NEOs:

Name	Age	Position	At the Company Since
Jon E. Bortz	65	President, Chief Executive Officer and Chairman of the Board	December 2009
Raymond D. Martz	51	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	December 2009
Thomas C. Fisher	51	Executive Vice President, Chief Investment Officer	January 2010

Jon E. Bortz
Background
Information about Mr. Bortz is set forth above under “Trustee Information—Trustee Nominees.”

Raymond D. Martz
Background
•	Phillips Edison & Company, one of the largest private owners of community shopping centers in the U.S. (August 2007 to November 2009) – Chief Financial Officer
•	Eagle Hospitality Properties Trust, Inc., then a NYSE-listed hotel REIT (May 2005 to August 2007)) – Chief Financial Officer, Treasurer and Secretary
•	LaSalle (April 1998 to May 2005) – Treasurer (2004 to 2005); Vice President of Finance (2001 to 2004); Director of Finance (1998 to 2001)
•	JLL (October 1997 to April 1998) – Director of Finance
•	Tishman Hotel Corporation (1995 to 1997) – Associate, focusing on a variety of areas including asset management and development
•	Orient Hotel Group, a private owner and operator of hotels (1994 to 1995) – several hotel operations roles
•	American Hotel & Lodging Association (“AHLA”) – co-chairperson of the Financial Management Committee
•	Global Finance Committee (formed by AHLA and Hospitality Financial and Technology Professionals) – co-chairperson
•	U.S. Green Building Council – founding member of the LEED User Group: Hospitality and Venues
•	Adaptive Phage Therapeutics, a private clinical-stage biotechnology company – member of the Board of Directors
•	B.S. from the School of Hotel Administration at Cornell University; M.B.A. from Columbia University

Thomas C. Fisher
Background
•	JLL (1996 to January 2010) – Managing Director—Americas, leading the national full-service investment sales platform; variety of roles prior
•	The Harlan Company, a New York investment banking boutique (1994 to 1996) – Associate, focused on commercial real estate investment services including investment sales, capital raises and tenant representation
•	Prudential Realty Group (1993 to 1994) – Real Estate Analyst, focused on general account investments covering multiple property types including hotel, office and retail
•	American Hotel & Lodging Association – Co-Chair of the Hospitality Investment Roundtable
•	B.S. with Distinction from the School of Hotel Administration at Cornell University

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Ron E. Jackson (Chairperson)
Phillip M. Miller
Michael J. Schall
Earl E. Webb

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes the Company’s compensation program and compensation decisions for our NEOs for 2021. However, we note that, except for a special retention award, we use the same compensation program for almost all of our employees, not just for our NEOs. We compensate our other employees with annual cash base salaries, annual cash incentive bonuses and long-term equity-based awards with the same performance metrics and payout percentages as for our NEOs. It is our belief that using this same program throughout the Company serves to align the interests of all of our employees to the interests of our shareholders.
In deciding how to structure the Company’s compensation program each year, the Compensation Committee and the Board consider the results of the say-on-pay proposal made at the prior year’s annual meeting of shareholders. The average approval rate since inception of this advisory proposal is approximately 96%. In 2021, shareholders continued their significant support with approximately 95% of the votes cast for approval of the “say on pay” proposal at the 2021 annual meeting of shareholders. The Compensation Committee and the Board believe this strong level of support reflects a high degree of shareholder confidence that the Company’s compensation program is rewarding our executives appropriately.
Performance Highlights
In 2021, the NEOs faced the hospitality industry’s second-greatest year of dislocation, driven by the COVID-19 pandemic and its continued disruptions. By swiftly implementing strategic and operational decisions, the NEOs caused the Company to overcome the myriad challenges and mitigate expenses, resume hotel operations and strengthen its balance sheet through multiple capital markets and asset transactions. Performance highlights for 2021 include the following:
•Successfully managed COVID-19 pandemic-related crisis
◦Implemented strategic and tactical changes to mitigate operating losses at both the hotel and corporate level – reopened hotels as demand strengthened, optimized redevelopment and repositioning projects while hotels’ operations were suspended, and implemented a full return-to-work policy in early July to retain employees in an challenging market for talent; and
◦Strengthened and diversified the Company’s capital structure and increased liquidity – $264 million convertible bond reopening in February, $230 million preferred equity offering in May and $250 million preferred equity offering in July;
•Negotiated two successful covenant waiver agreements and extended the Company’s debt maturities – In 2021, the Company reached agreements with its bank and lending partners to increase acquisition capacity and flexibility under its debt agreements. In February 2021, the Company amended its loan agreements to extend the existing covenant waivers and extend some near-term debt maturities, and in December 2021, the Company amended its loan agreements again to allow for the extension of over $1 billion of its near-term maturities, additional flexibility to complete new acquisitions and other investments during the waiver period, and other favorable terms to allow for the Company to navigate through the recovery;
•Completed or started multiple transformational redevelopments – The Company completed the transformational redevelopments of L’Auberge Del Mar and Southernmost Beach Resort and began the redevelopments of Hotel Vitale (to be relaunched as 1 Hotel San Francisco) and Grafton on Sunset (to be relaunched as an “Unofficial Z Collection” hotel);

•Rebuilt hotel teams to prepare for the lodging industry recovery and growth into 2022 – The Company worked tirelessly to support and collaborate with its third-party hotel operators to re-hire key positions and elevate staffing levels as demand returned throughout 2021, despite facing hiring challenges in all of its markets. Management diligently shared industry knowledge and best practices with the hotel operators and property executive teams to help them create more efficient and effective operating models at each hotel;
•Expanded and further developed Curator Hotel & Resort Collection – Following its launch in November 2020, the Curator team has signed up over 80 properties as member hotels and has successfully expanded the number of strategic partnerships with leading travel and technology companies, with more than 80 preferred vendor program partners;
•Successfully completed four dispositions and four property acquisitions – Generated $276.1 million in gross proceeds from the sales of three hotel properties and one aggregation of leases across multiple hotels in 2021 and redeployed the capital from slower-to-recover urban markets such as San Francisco and New York into four reinvestment opportunities including: Jekyll Island Club Resort in Jekyll Island, Georgia, Margaritaville Hollywood Beach Resort in Hollywood, Florida, two small Key West inns that are now operated as part of the Company’s Southernmost Beach Resort, and Estancia La Jolla Hotel & Spa in La Jolla, California; and
•Maintained and strengthened financial controls and risk management – The audit of our internal controls and procedures again found no material weaknesses and no significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2021.
Compensation Highlights
In February 2021, the Compensation Committee chose to maintain the same structure of the 2020 compensation program for the 2021 compensation program. The Compensation Committee established the following program components for our NEOs:
•2021 annual base salary: no increase from the amounts initially established for 2020 (i.e., prior to the significant reductions made for the entire second, third and fourth quarters of 2020, by which the salary of Mr. Bortz was reduced to zero and the salaries of Messrs. Martz and Fisher were reduced by 30%) for any of our NEOs;
•2021 target cash incentive bonus: no increase from 2020 for any of our NEOs;
•2021 awards of time-based and performance-based equity: no increase as percentage of target total compensation from 2020 for any of our NEOs; and
•a special retention equity award to vest over four years beginning on January 1, 2023.
With regard to the performance-based components of the 2021 compensation program, the Compensation Committee determined the following in February 2022:
•payment of actual cash incentive bonus earned for 2021 performance against revised Annual Objectives (as described further below): 150% of target (although actual performance was at 169.5% of target); and
•vesting of performance-based equity awarded in February 2019 after the three-year measurement period ended December 31, 2021: 0% of target (i.e., no equity vested).

Compensation and Compensation Components
We provide our NEOs with three primary components of compensation, each of which serves particular objectives in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders: (i) annual cash base salaries, (ii) annual cash incentive bonuses and (iii) two forms of regular long-term equity-based awards (performance-based vesting and time-based vesting). Special retention awards, described further below, are not part of the regular compensation program and they are not included in the percentages shown in the following table.

Component	Type (% of 2021 Target Total)	Purpose

Base Salary	Fixed (16% - 23%)	• Compensates executives for carrying out the duties of the job
• Recognizes individual experience, skills and performance
• Provides value to attract and retain talented executives

Annual Cash Incentive Bonus	At-Risk / Performance-Based (55% - 61%)	• Encourages accomplishment of annual business objectives
• Aligns interests of executives with those of our shareholders
• Provides value to attract and retain talented executives

Long-Term Equity (performance-based vesting)		• Encourages accomplishment of long-term business objectives critical to delivering shareholder value
• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives

Long-Term Equity (time-based vesting)	Vests over Time (21% - 24%)	• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives
We also provide various health and welfare benefits to our NEOs that are generally the same as provided to all of our employees. These benefits are competitive with those offered by companies that we compete with for talent and provide another tool that allows us to attract and retain talented executives.
The Compensation Committee and the Board have structured the program so that a significant portion of each NEO’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging REITs; (iii) is, at target levels of compensation, measured against total target compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, our NEOs could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, our NEOs should have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages significantly greater than established target amounts.

The following two charts show the composition of the total 2021 target regular compensation for our NEOs by form and by type. For each chart, (i) the center four “slices” show the percentages of the total represented by each form of compensation set forth in the table above; (ii) the inner partial ring shows the percentage of the total compensation that is “at-risk” and may only be earned based on the level of attainment of our performance goals; and (iii) the outer partial ring shows the percentage of the total composed of long-term equity awards. Special retention awards, described further below, are not part of the regular compensation program and are not included in the percentages shown in the following charts. (Any difference in sum of percentages is due to rounding.)
Target Compensation Mix

         Chief Executive Officer                                          Other Two NEOs

Base Salary – Fixed, Not “At-Risk”
Base salary is the only fixed component of the compensation paid to our NEOs. For 2021, base salary as a percentage of target total compensation for each NEO comprised only 16% for Mr. Bortz and 23% for each of Mr. Martz and Mr. Fisher.
Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using publicly available data, reports of compensation consultants (if retained by the Compensation Committee) and market knowledge. All decisions regarding base salary for our NEOs are made at the first Compensation Committee meeting of the year and take effect as of January 1 of that year.
In 2021, the Compensation Committee and the Board decided not to increase the annual base salaries of our NEOs above the initial 2020 amounts, having determined, among other things, that the amounts were sufficient as part of the target compensation to retain and motivate them.
The 2021 annual base salaries for the NEOs are set forth in the Summary Compensation Table located elsewhere in this Proxy Statement.
Annual Cash Incentive Bonus – At-Risk / Performance-Based Compensation
The Compensation Committee emphasizes the importance of incentive cash compensation as a component of total compensation for our NEOs. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and transaction opportunities that create value for shareholders.
The annual cash incentive bonus program is intended to compensate our NEOs for achieving our annual goals at both the corporate and hotel property levels, as well as for implementing long-term plans and strategies. However, we do not guarantee any bonuses, and actual amounts paid may range from 0% to 200% of the target amounts.
For 2021, the Compensation Committee and the Board decided not to increase the amount of target cash incentive bonus for our NEOs above the 2020 amounts, having determined, among other things, that the amounts were sufficient as part of the target compensation to retain and motivate them.

As a result, the Compensation Committee and the Board established target cash incentive bonuses for 2021 for Messrs. Bortz, Martz and Fisher of $1,203,750, $500,000 and $500,000, respectively. The target cash incentive bonus amounts as a percentage of annual base salary for Mr. Bortz and each of Messrs. Martz and Fisher were 161% and 100%, respectively. The target cash incentive bonus amounts as a percentage of target total compensation for Mr. Bortz and each of Messrs. Martz and Fisher were 25% and 23%, respectively.
For each executive, the 2021 target cash incentive bonus was based on the Company meeting the target levels of certain annual objectives established by the Board (the “Annual Objectives”), which were set in February 2021 and were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders.
There were three Annual Objectives for 2021 as follows:
•55% of the target bonus, up to a maximum of 137.5%, was based on the degree to which the Company succeeds operationally, culturally and financially during and following the COVID-19 pandemic (“Crisis Management Objective”);
•15% of the target bonus, up to a maximum of 37.5%, was based on the degree to which the Company achieves certain asset management initiatives, including successfully completing renovations or planning and design work for certain hotel properties, rebuilding hotel-level teams within tight cost-control measures and generating hotel-level earnings before interest, taxes, depreciation and amortization (“EBITDA”) per guest room in the top two of the Company’ full-service lodging REIT peers (Braemar Hotels & Resorts Inc., DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.) (“Asset Management Objective”); and
•30% of the target bonus, up to a maximum of 75%, was based on the degree to which the Company achieves certain other business objectives, including further developing Curator Hotel & Resort Collection (“Curator”), evaluating and executing further growth opportunities, meeting acquisition/disposition goals and complying with internal controls and compliance (“Investment Objective”).

Annual Objective	Target Performance	Minimum Payout(1) (% of Target)	Target Payout (% of Target)	Maximum Payout (% of Target)
Crisis Management	Score of 3 on a scale of 1 to 5	—%	55.0%	137.5%
Asset Management	Score of 3 on a scale of 1 to 5	—%	15.0%	37.5%
Investment	Score of 3 on a scale of 1 to 5	—%	30.0%	75.0%
Maximum Total Payout (% of Target)		—%	100.0%	200.0%
(1)The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero.

For 2021, the Company’s actual performance against each of the Annual Objectives was as follows:

Annual Objective	Actual Performance	Payout Achieved (% of Target)	Actual Payout (% of Target)
Crisis Management	4	110.0%
Asset Management	3	15.0%
Investment	5	43.5%
Total		169.5%	150%
The Company’s performance relative to the Annual Objectives resulted in a formula-based achievement level of 169.5% of target. In February 2022, the Compensation Committee and the Board took into account the following particular areas of achievement when determining the amount of cash bonus to award each executive:
•Successfully managed COVID-19 pandemic-related crisis
◦Implemented strategic and tactical changes to mitigate operating losses at both the hotel and corporate level – reopened hotels as demand strengthened, optimized redevelopment and repositioning projects while hotels’ operations were suspended, and implemented a full return-to-work policy in early July to retain employees in an challenging market for talent; and

◦Strengthened and diversified the Company’s capital structure and increased liquidity – $264 million convertible bond reopening in February, $230 million preferred equity offering in May and $250 million preferred equity offering in July;
•Negotiated two successful covenant waiver agreements and extended the Company’s debt maturities – In 2021, the Company reached agreements with its bank and lending partners to increase acquisition capacity and flexibility under its debt agreements. In February 2021, the Company amended its loan agreements to extend the existing covenant waivers and extend some near-term debt maturities, and in December 2021, the Company amended its loan agreements again to allow for the extension of over $1 billion of its near-term maturities, additional flexibility to complete new acquisitions and other investments during the waiver period, and other favorable terms to allow for the Company to navigate through the recovery;
•Completed or started multiple transformational redevelopments – The Company completed the transformational redevelopments of L’Auberge Del Mar and Southernmost Beach Resort and began the redevelopments of Hotel Vitale (to be relaunched as 1 Hotel San Francisco) and Grafton on Sunset (to be relaunched as an “Unofficial Z Collection” hotel);
•Rebuilt hotel teams to prepare for the lodging industry recovery and growth into 2022 – The Company worked tirelessly to support and collaborate with its third-party hotel operators to re-hire key positions and elevate staffing levels as demand returned throughout 2021, despite facing hiring challenges in all of its markets. Management diligently shared industry knowledge and best practices with the hotel operators and property executive teams to help them create more efficient and effective operating models at each hotel;
•Expanded and further developed Curator Hotel & Resort Collection – Following its launch in November 2020, the Curator team has signed up over 80 properties as member hotels and has successfully expanded the number of strategic partnerships with leading travel and technology companies, with more than 80 preferred vendor program partners;
•Successfully completed four dispositions and four property acquisitions – Generated $276.1 million in gross proceeds from the sales of three hotel properties and one aggregation of leases across multiple hotels in 2021 and redeployed the capital from slower-to-recover urban markets such as San Francisco and New York into four reinvestment opportunities including: Jekyll Island Club Resort in Jekyll Island, Georgia, Margaritaville Hollywood Beach Resort in Hollywood, Florida, two small Key West inns that are now operated as part of the Company’s Southernmost Beach Resort, and Estancia La Jolla Hotel & Spa in La Jolla, California; and
•Maintained and strengthened financial controls and risk management – The audit of our internal controls and procedures again found no material weaknesses and no significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2021.
Although the Company exceeded the target level of performance of the Annual Objectives — including exceeding the cap on the Crisis Management Objective — the NEOs recommended that the Compensation Committee reduce the payout percentage from the calculated 169.5% to a lower amount. The named executive officers made this recommendation in light of the performance of the Company’s total shareholder returns during the COVID-19 pandemic in 2020 and 2021. Taking into account both this recommendation and the actual results for each of the Annual Objectives, the Compensation Committee determined, in its sole discretion, that it would reduce the payout percentage to 150% of the target cash incentive bonuses for 2021.
After taking into account the foregoing, the Company paid each NEO actual cash incentive bonus of 150% of their target cash incentive bonus. As a result, Mr. Bortz was awarded an aggregate cash bonus of $1,805,625 and Messrs. Martz and Fisher each received an aggregate cash bonus of $750,000.
Long-Term Equity Incentive Awards – At-Risk / Performance-Based Compensation and Time-Based Vesting
The largest portion of compensation for our NEOs comes from long-term equity incentive awards. For 2021, the aggregate target value of both forms of long-term equity incentive award as a percentage of target total compensation was 59% for our Chief Executive Officer and 53% for each of our Chief Financial Officer and our Chief Investment Officer.

The 2009 Equity Incentive Plan allows for long-term incentives to our executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units in our operating partnership and other forms of equity incentive awards. Awards granted to NEOs and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the recipients’ interests with the interests of shareholders by providing each recipient with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each NEO’s or employee’s continued service to the Company or a specifically identified set of performance measures.
Long-term equity incentive awards for the NEOs with respect to a fiscal year are typically issued near the beginning of such fiscal year.
Awards of Performance-Based Equity
In February 2021, each of Messrs. Bortz, Martz and Fisher received awards of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and to the degree that, the long-term performance criterion established by the Board is met, provided that the recipient remains employed by the Company through the end of the applicable measurement period (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
The number of performance units that may vest in each measurement period will be determined by the “Relative TSR Objective,” which is the Company’s total shareholder return (Common Share price appreciation/depreciation plus paid dividends) (“TSR”) compared to the TSR of each member of a group of 13 publicly listed hospitality REITs, collectively referred to as the TSR Peer Group. The following companies comprise the “TSR Peer Group”: Apple Hospitality REIT, Inc., Ashford Hospitality Trust, Inc., Braemar Hotels & Resorts Inc., Chatham Lodging Trust, DiamondRock Hospitality Company, Hersha Hospitality Trust, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.
There are four measurement periods of the Relative TSR Objective under the awards, and the percentage of the target number of performance units that may vest based on performance during that period varies, as follows:
•50% (up to a maximum of 125%) of the target number of performance units will be determined by the Relative TSR Objective measured for the three-year period from December 31, 2020 through December 31, 2023;
•16.7% (up to a maximum of 41.8%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2020 through December 31, 2021;
•16.7% (up to a maximum of 41.7%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2021 through December 31, 2022; and
•16.6% (up to a maximum of 41.5%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2022 through December 31, 2023.
The level of performance against the Relative TSR Objective will be measured relative to a target. The payout level varies by level of performance achieved for each measurement period, from a minimum of 0% up to target and a maximum of 250%, as shown in the following table (and a payout level between the minimum and target, or between target and the maximum, will be interpolated):

2021-2024 Long-Term Objective	Target Performance	Minimum Payout(1) (% of Target)	Target Payout (% of Target)	Maximum Payout (% of Target)
Relative TSR	TSR 50th percentile of Peer Group	—	100%	250%
Maximum Payout per Period (% of Target)		—	100%	250%
(1)The Compensation Committee did not establish a threshold level of performance for the performance objective. Rather, the Compensation Committee established a minimum payout level of zero.

If the Company’s TSR is greater than 0% for the three-year measurement period ending December 31, 2023, then the maximum percentage of the target number of performance units will be capped at 250%, regardless of the degree of the Company’s out-performance, if any, against the Relative TSR Objective. If the Company’s TSR is less than 0% for the three-year measurement period ending December 31, 2023, then the maximum percentage of the target number of performance units will be capped at 100%, regardless of the degree of the Company’s out-performance, if any, against the Relative TSR Objective.
The minimum, target and maximum number of performance units subject to the 2021 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting			Value if Maximum Number Vests(2)
	Minimum(1)	Target	Maximum
Jon E. Bortz	—	80,653	161,306	$3,660,033
Raymond D. Martz	—	33,125	66,250	$1,503,213
Thomas C. Fisher	—	33,125	66,250	$1,503,213
(1)The Compensation Committee did not establish a threshold level of performance for the performance objective. Rather, the Compensation Committee established a minimum payout level of zero.
(2)The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per performance unit was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 18, 2021. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.
For each NEO, the actual amount of performance units that will vest (and be settled in the form of Common Shares) after the end of each measurement period will depend on the Company’s performance against the Relative TSR Objective as determined by the Compensation Committee and requires that the recipient remains employed by the Company through the end of such measurement period or as otherwise described below. The performance units will, prior to vesting, not be entitled either to receive dividends or to be voted, but dividends will, in effect, accrue on the performance units and will be paid if, but only if, and to the extent the performance units vest and are settled in the form of Common Shares.
For 2021, the target value of the awards of performance-based equity as a percentage of target total compensation for each NEO was 35% for Mr. Bortz and 32% for each of Mr. Martz and Mr. Fisher.
Awards of Time-Based Vesting Equity
In February 2021, each of Messrs. Bortz, Martz and Fisher received awards of restricted Common Shares subject to pro rata time-based vesting over three years on January 1, 2022, January 1, 2023 and January 1, 2024, provided that the recipient remains employed by the Company on each vesting date (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
Messrs. Bortz, Martz and Fisher received restricted Common Shares in the amounts of 53,769, 22,084 and 22,084, respectively. The shares were granted pursuant to the 2009 Equity Incentive Plan and were intended as part of the 2021 compensation program. These awards are included in the Summary Compensation Table located elsewhere in this Proxy Statement. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $1,220,019, $501,086 and $501,086, respectively. The grant date fair value of these time-based vesting equity awards as a percentage of 2021 target total compensation for each NEO was 24%, 21% and 21%, respectively.
Special Retention Equity Award
An important objective of our compensation program is to retain our talented executives. All of the program components are intended to help achieve that objective, as noted above, but we believe that the long-term equity-based awards we grant annually, which vest over at least three years based solely on service or performance, play an especially important role in this regard.
In February 2021, after carefully considering the likelihood of outstanding performance-based equity awards vesting at or above target levels, our need for Messrs. Bortz, Martz and Fisher in particular to continue to lead the Company through the COVID-19 pandemic, the lodging industry’s recovery and beyond, and the increased demand across the industry for executives possessing their skills and experience, the Compensation Committee and the Board concluded that it was vital to supplement the regular components of the compensation program with a special award narrowly tailored to encourage each executive to continue to lead the Company.

Accordingly, in recognition of the increased importance of retaining our three executive officers, their increased marketability and competition for their respective skills, the Compensation Committee and the Board granted a special retention equity award of LTIP Class B Units to our executive officers.
The Compensation Committee and the Board intended for the award to provide an additional incentive to our executive officers to remain at the Company and to strengthen further the alignment of the officers’ interests with those of the Company’s other shareholders. The LTIP Class B Units will vest pro rata over a four-year period on January 1, 2023, January 1, 2024, January 1, 2025 and January 1, 2026, provided that the recipient remains employed by the Company through the applicable vesting date or as otherwise described below. Mr. Bortz was awarded 216,035 LTIP Class B Units and Messrs. Martz and Fisher were each awarded 192,031 LTIP Class B Units. This special retention equity award for our NEOs is not treated as a recurring component of the executive officers’ annual compensation packages.
Other Benefits
We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. The Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each NEO’s base salary.
Other Compensation Considerations
Share Ownership Guidelines for Named Executive Officers
In 2010, the Board established share ownership guidelines for our NEOs. The Board believes that encouraging each NEO to maintain a meaningful ownership interest in the Company relative to the NEO’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the NEO to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, the Board recommends that each of our executive officers should own shares in the Company having an aggregate value equal to or greater than the multiple of their base salary as shown in the following table.

Executive Officer Position	Multiple of 2020 Annual Base Salary	Amount of Share Ownership Required	Value of Shares/Units Owned(1)	Ownership Level Exceeded?
Chief Executive Officer	5x	$3.8 million	$32.3 million	☑
Chief Financial Officer	3x	$1.5 million	$11.9 million	☑
Chief Investment Officer	3x	$1.5 million	$10.4 million	☑
(1)Amounts are based on the closing price per Common Share on the NYSE on March 11, 2022 (which was $23.09) and the total number of Common Shares and LTIP units (which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option) owned by the executive.
Compensation Risk Assessment
The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s compensation program, management team and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the long-term’s expense. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of base salary, performance-based annual cash incentive bonuses and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives’ or the Company’s performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three years (five years in the case of a special retention award) and awards that may vest, if at all, based on performance over multi-year periods, usually three years. In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium and long terms.
The Company believes that its compensation policies and practices embodied in the compensation programs for 2021 appropriately align management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, our clawback policy, share ownership guidelines (which have been met by every executive officer and Trustee) and prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Finally, we have never granted stock options.
Payments Upon Termination and Vesting of Equity Awards Upon A Change in Control
We have a change in control severance agreement in place with each NEO providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “—Change in Control Severance Agreements, Equity Vesting and Other Termination Policies” and “—Termination Payments Table” sections below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.
In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of an named executive officer or a change in control of the Company. The Compensation Committee approves of the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a NEO’s resignation for good reason or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s NEOs, which is important to the Company’s overall performance, and provide appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions. For more information on the vesting terms of the NEO’s time-based restricted Common Shares and performance-based equity awards, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Tax Deductibility of Executive Compensation
Section 162(m) of the Code provides that the Company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). As amended by the Tax Cut and Jobs Act, or the TCJA, and subject to a transition rule that preserves the pre-TCJA rules for written binding contracts in effect on November 2, 2017, the Company’s “covered employees” are our Chief Executive Officer, our Chief Financial Officer and our Chief Investment Officer. An individual who is a “covered employee” of the Company in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation.
In December 2020, final regulations under Section 162(m) were issued. Among other things, the regulations provide that the Company’s distributive share of any compensation deduction for amounts paid to a “covered employee” by our operating partnership after December 18, 2020 will be subject to Section 162(m)’s deduction limit, i.e., as if that compensation was paid by the Company. The treatment of amounts paid by our operating partnership under the regulations is subject to a transition rule for compensation paid under a binding written contract that was in effect on December 20, 2019 and that is not materially modified.
The Compensation Committee assesses, and will continue to assess, the impact of Section 162(m), including changes enacted under the TCJA and described in the final regulations, in considering the design of the Company’s executive compensation practices. However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

SUMMARY COMPENSATION TABLE
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our NEOs for the years shown as consideration for services rendered to us.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share Awards(2) ($)		Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)		Total ($)
Jon E. Bortz Chairman, President and Chief Executive Officer	2021	750,000	—	8,672,101	(3)	1,805,625	45,368	(4)	11,273,094
	2020	187,500	—	3,222,343	(5)	902,813	51,512	(6)	4,364,168
	2019	750,000	375,000	3,023,476	(7)	1,203,750	62,439	(8)	5,414,665

Raymond D. Martz EVP, Chief Financial Officer, Treasurer and Secretary	2021	500,000	—	5,905,682	(9)	750,000	43,482	(10)	7,199,164
	2020	387,500	—	1,323,452	(11)	375,000	46,240	(12)	2,132,192
	2019	500,000	225,000	1,241,792	(13)	500,000	55,116	(14)	2,521,908

Thomas C. Fisher EVP, Chief Investment Officer	2021	500,000	—	5,905,682	(9)	750,000	48,175	(15)	7,203,857
	2020	387,500	—	1,323,452	(11)	375,000	51,780	(16)	2,137,732
	2019	500,000	225,000	1,241,792	(13)	500,000	57,606	(17)	2,524,398
(1)For each NEO for each year shown, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the actual annual cash incentive bonus paid in February or March of the following year. Any amount shown in the Bonus column is the discretionary amount of the actual annual cash incentive bonus awarded in excess of the formula-based amount of the actual annual cash incentive bonus for that year.
(2)For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2021. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year or five-year period, as applicable, and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2021	$3,660,033	$1,503,213	$1,503,213
2020	$3,496,997	$1,436,267	$1,436,267
2019	$3,438,863	$1,412,378	$1,412,378
(3)Reflects 53,769 restricted Common Shares that vested or will vest ratably on January 1, 2022, January 1, 2023 and January 1, 2024 and the target amount of Common Shares that may vest pursuant to the February 2021 performance-based equity awards. Also reflects a special retention equity award of restricted LTIP Class B Units that have not vested from initial award that vested or will vest ratably on January 1, 2023, 2024, 2025 and 2026, whose grant date fair value was $4.9 million.
(4)Amount includes (i) $20,377 in health insurance premiums, (ii) $9,892 in dental, life and long-term disability insurance premiums, (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $3,500 in employer-matching charitable contributions.
(5)Reflects 45,658 restricted Common Shares that vested or will vest ratably on January 1, 2021, January 1, 2022 and January 1, 2023 and the target amount of Common Shares that may vest pursuant to the February 2020 performance-based equity awards.
(6)Amount includes (i) $24,265 in health insurance premiums, (ii) $9,847 in dental, life and long-term disability insurance premiums, (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $6,000 in employer-matching charitable contributions.
(7)Reflects 35,055 restricted Common Shares that vested or will vest ratably on January 1, 2020, January 1, 2021 and January 1, 2022 and the target amount of Common Shares that may vest pursuant to the February 2019 performance-based equity awards.
(8)Amount includes (i) $32,214 in health insurance premiums, (ii) $10,025 in dental, life and long-term disability insurance premiums, (iii) $11,200 in employer-matching contributions to the Company’s 401(k) plan and (iv) $9,000 in employer-matching charitable contributions.
(9)Reflects 22,084 restricted Common Shares that vested or will vest ratably on January 1, 2022, January 1, 2023 and January 1, 2024 and the target amount of Common Shares that may vest pursuant to the February 2021 performance-based equity awards. Also reflects a special retention equity award of restricted LTIP Class B Units that have not vested from initial award that vested or will vest ratably on January 1, 2023, 2024, 2025 and 2026, whose grant date fair value was $4.4 million.
(10)Amount includes (i) $22,200 in health insurance premiums, (ii) $9,682 in dental, life and long-term disability insurance premiums, and (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan.

(11)Reflects 18,752 restricted Common Shares that vested or will vest ratably on January 1, 2021, January 1, 2022 and January 1, 2023 and the target amount of Common Shares that may vest pursuant to the February 2020 performance-based equity awards.
(12)Amount includes (i) $25,230 in health insurance premiums, (ii) $9,610 in dental, life and long-term disability insurance premiums, and (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan.
(13)Reflects 14,398 restricted Common Shares that vested or will vest ratably on January 1, 2020, January 1, 2021 and January 1, 2022 and the target amount of Common Shares that may vest pursuant to the February 2019 performance-based equity awards.
(14)Amount includes (i) $32,904 in health insurance premiums, (ii) $10,012 in dental, life and long-term disability insurance premiums, (iii) $11,200 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,000 in employer-matching charitable contributions.
(15)Amount includes (i) $26,932 in health insurance premiums, (ii) $9,643 in dental, life and long-term disability insurance premiums, and (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan.
(16)Amount includes (i) $29,558 in health insurance premiums, (ii) $9,572 in dental, life and long-term disability insurance premiums, (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,250 in employer-matching charitable contributions.
(17)Amount includes (i) $34,932 in health insurance premiums, (ii) $9,974 in dental, life and long-term disability insurance premiums, (iii) $11,200 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,500 in employer-matching charitable contributions.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information with respect to plan-based awards granted in 2021 to our NEOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)				All Other Share Awards: Number of Shares/Units (#)		Grant Date Fair Value ($)
		Threshold ($)		Target ($)	Maximum ($)	Threshold (# of shares)		Target (# of shares)	Maximum (# of shares)
Jon E. Bortz
Annual Cash Incentive		—	(3)	1,203,750	2,407,500
Time-Based Equity	February 18, 2021									53,769	(4)	1,220,019
Time-Based Equity - Special Retention	February 18, 2021									216,035	(5)	4,901,834
Performance-Based Equity	February 18, 2021					—	(6)	80,653	161,306			2,550,248	(7)

Raymond D. Martz
Annual Cash Incentive		—	(3)	500,000	1,000,000
Time-Based Equity	February 18, 2021									22,084	(4)	501,086
Time-Based Equity - Special Retention	February 18, 2021									192,031	(5)	4,357,183
Performance-Based Equity	February 18, 2021					—	(6)	33,125	66,250			1,047,413	(7)

Thomas C. Fisher
Annual Cash Incentive		—	(3)	500,000	1,000,000
Time-Based Equity	February 18, 2021									22,084	(4)	501,086
Time-Based Equity - Special Retention	February 18, 2021									192,031	(5)	4,357,183
Performance-Based Equity	February 18, 2021					—	(6)	33,125	66,250			1,047,413	(7)
(1)On February 18, 2022, the Board approved, as recommended by the Compensation Committee, actual annual cash incentive bonuses for Messrs. Bortz, Martz and Fisher of $1,203,750, $500,000 and $500,000, respectively, for 2021 performance.
(2)For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “—Compensation Discussion and Analysis—Components and Compensation Components—Long-Term Equity Incentive Awards—Performance-Based Vesting.”
(3)The Compensation Committee did not establish a threshold level of performance. Rather, the Compensation Committee established a minimum payout level of zero.
(4)The award is subject to time-based vesting ratably on January 1 of 2022, 2023 and 2024.
(5)The award is subject to time-based vesting ratably on January 1 of 2023, 2024, 2025 and 2026.
(6)The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.
(7)The dollar value is computed assuming that the target number of shares vests.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis (“CD&A”).” The terms of change in control severance agreements that we have entered into with our executives are described below under “— Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2021.

		Share Awards
Name	Date of Grant	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1) ($)
Jon E. Bortz	February 13, 2019	11,685	(2)	261,393	105,164	(3)	2,352,519
	February 12, 2020	30,438	(4)	680,898	136,976	(3)	3,064,153
	February 18, 2021	269,804	(5)	6,035,515	161,306	(3)	3,608,415

Raymond D. Martz	February 13, 2019	4,799	(2)	107,354	43,192	(3)	966,205
	February 12, 2020	12,501	(4)	279,647	56,258	(3)	1,258,491
	February 18, 2021	214,115	(5)	4,789,753	66,250	(3)	1,482,013

Thomas C. Fisher	February 13, 2019	4,799	(2)	107,354	43,192	(3)	966,205
	February 12, 2020	12,501	(4)	279,647	56,258	(3)	1,258,491
	February 18, 2021	214,115	(5)	4,789,753	66,250	(3)	1,482,013
(1)Pursuant to SEC rules, for purposes of this table the market value per restricted Common Share is assumed to be $22.37, the closing market price per Common Share at the end of the last completed fiscal year.
(2)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2020, 2021 and 2022.
(3)This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.
(4)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2021, 2022 and 2023.
(5)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2022, 2023 and 2024 plus the number of restricted LTIP Class B Units that have not vested from initial award that vested or will vest ratably on January 1, 2023, 2024, 2025 and 2026.

OPTION EXERCISES AND SHARES VESTED TABLE
The Company has not granted any share option awards to our NEOs. The following table sets forth information with respect to the vesting of our NEOs’ restricted Common Shares, performance-based equity awards and LTIP Class B units during 2021.

	Share Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jon E. Bortz	34,778	653,826
Raymond D. Martz	14,553	273,596
Thomas C. Fisher	14,553	273,596
(1)Amounts include vested LTIP Class B units, restricted Common Shares and performance-based equity awards (which were settled in Common Shares).
(2)For purposes of this table, the market value per vested LTIP Class B unit is assumed to be the closing market price per Common Share on the vesting date. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2021, relating to the 2009 Equity Incentive Plan, pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,193,524(2)	—(3)	1,343,200(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,193,524	—	1,343,200
(1)Consists of the 2009 Equity Incentive Plan.
(2)Includes the target amount of all outstanding, unvested performance units awarded under the 2009 Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with OP units, may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of March 25, 2022, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 1,252,230.
(3)Performance units and LTIP units have no exercise price.
(4)The aggregate limit of Common Shares available for grant under the 2009 Equity Incentive Plan is 5,347,625. The number shown in the table assumes 466,316 performance units will vest at target and be settled in Common Shares. As of March 25, 2022, 1,176,682 securities remain available for future issuance under the 2009 Equity Incentive Plan including those shown in the table set forth under “Proposal 4—Background to the Proposal.”

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES
Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher
The Company previously entered into agreements with our NEOs (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event their employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each NEO’s severance payment is derived from their annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each NEO’s total compensation and change in control severance agreement terms.
The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2021 and March 5, 2022, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of our NEOs may terminate their agreement prior to the expiration of the term as described below.
Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason
The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus (as defined in the agreement) and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) their then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the annual cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;

•a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination Without Cause (and Without A Change in Control)
If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the sum of (x) their then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the annual cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;
•a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination For Cause and Resignation Without Good Reason
If the Company terminates the executive for “Cause” or the executive voluntarily terminates their employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary and accrued vacation time earned but not paid to the date of termination; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Other Key Change in Control Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to the NEO’s employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while their change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates their employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for their own account or for another party.
Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that their employment is terminated in connection with a change in control.
Below is a list of terms and their meanings as defined in each NEO’s change in control severance agreement:
•“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:
•the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;
•    the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•    the executive breached the non-solicitation obligations or covenants of their change in control severance agreement in any material respect; or
•    the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.
•“Change in Control” shall mean a change in control of the Company if:
•any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company;
•during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
•there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.
•“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:
•    any material reduction of the executive’s base salary or target bonus as a percentage of base salary;
•    any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with their position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;
•    any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or

•    the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the executive to travel more than 50 miles from the executive’s residence.
Vesting of Long-Term Equity Incentive Awards
The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:
•upon a change in control of the Company, unvested awards vest;
•upon termination of the executive’s employment with the Company because of their death or disability, the unvested awards vest;
•upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;
•upon termination of the executive’s employment with the Company without cause, the unvested awards vest; and
•upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.
The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first four of the five above-listed scenarios, and forfeiture in the case of the fifth.
Except as described above, any awards that are unvested at the time the executive terminates their employment with the Company are forfeited.

TERMINATION PAYMENTS TABLE
The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our NEOs would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the NEO from the Company under the scenario shown occurred on December 31, 2021.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chairman, President and Chief Executive Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$16,002,894	—	$16,002,894
With A Change in Control – For Good Reason or Without Cause	$8,359,555	$16,002,894	$8,094,910	$32,457,359
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$3,789,643	$16,002,894	—	$19,792,537

Raymond D. Martz — Executive Vice President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$8,883,463	—	$8,883,463
With A Change in Control – For Good Reason or Without Cause	$2,794,764	$8,883,463	$3,228,240	$14,906,467
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,675,255	$8,883,463	—	$10,558,718

Thomas C. Fisher — Executive Vice President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$8,883,463	—	$8,883,463
With A Change in Control – For Good Reason or Without Cause	$2,804,151	$8,883,463	$3,232,707	$14,920,321
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,678,384	$8,883,463	—	$10,561,847
(1)This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2021.
(2)Amounts in this column reflect accelerated vesting of awards of LTIP units, restricted Common Shares and performance-based equity awards granted pursuant to the 2009 Equity Incentive Plan that were outstanding at December 31, 2021. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz and Fisher after December 31, 2021. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share and Common Share due upon vesting of a performance-based equity award is assumed to be $22.37, the closing market price per Common Share at the end of the last completed fiscal year. For purposes of this table, performance-based share and unit grants are assumed to vest at the maximum level. The “founders” LTIP Class A units reached parity with Common Shares in April 2011. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(3)Amounts in this column reflect the estimated payment to the NEO in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for the NEO of 37.0% federal, 5.75% state, 2.35% Medicare and 20% excise, and do not account for local taxes.
(4)No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS
In order to promote retention of our NEOs following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) an NEO remains employed by the Company on the first anniversary of that change in control event, that NEO is entitled to receive a lump sum cash stay bonus. An NEO cannot receive a cash stay bonus in addition to any of the termination payments described above. For each NEO, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2021 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2022, their cash stay bonuses would have been $2,555,625, $1,250,000 and $1,250,000, respectively, based on the amount of their 2021 actual cash incentive bonuses and their 2021 base salaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Jackson (Chairperson), Mr. Miller, Mr. Schall and Mr. Webb. None of the members of the Compensation Committee, and none of its members in 2021, is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or the Compensation Committee.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Jon E. Bortz, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.	1:70 CEO Pay Ratio
For 2021, the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $11,273,094. The median of the annual total compensation of all of our employees (other than our CEO) was $161,089, as determined in the same manner as the total compensation for our CEO. Based on this information, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 70.
This amount of the annual total compensation of our CEO for 2021 shown above includes the grant date fair value of a special retention equity award that is not considered part of our regular compensation program. If this special retention award were excluded from the calculation, the ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO would have been 1 to 40.
To determine the median of the annual total compensation of all of our employees (other than our CEO), the Company prepared a list of all 53 employees (other than our CEO) as of December 31, 2021 and calculated each employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based on 131,365,260 Common Shares outstanding as of March 25, 2022.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
The Vanguard Group Inc.(2)	19,324,962	14.7%
BlackRock, Inc.(3)	18,252,707	13.9%
Wellington Management Group LLP(4)	8,965,970	6.8%
T. Rowe Price Associates, Inc.(5)	7,519,561	5.7%
State Street Corporation(6)	7,023,864	5.3%
(1)The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.
(2)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has shared voting power over 237,147 shares, sole dispositive power over 18,970,104 shares and shared dispositive power over 354,858 shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(3)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 27, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 17,142,155 shares and sole dispositive power over 18,252,707 shares through itself and as the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. Only BlackRock Fund Advisors beneficially owns 5% or greater of the total outstanding shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.
(4)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 4, 2022 by Wellington Investment Advisors Holdings LLP (“Wellington”). Wellington has shared voting power over 7,935,629 shares and shared dispositive power over 8,965,970 shares through itself and as the parent holding company or control person over each of the following subsidiaries: Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company. Wellington has its principal business office at 280 Congress Street, Boston, MA 02210.
(5)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price has sole voting power over 2,429,787 shares and sole dispositive power over 7,519,561 shares. T. Rowe Price has its principal business office at 100 E. Pratt Street, Baltimore, MD 21202.
(6)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 11, 2022 by State Street Corporation (“State Street”). State Street has shared voting power over 5,869,346 shares and shared dispositive power over 7,023,864 shares through itself and as the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Limited, State Street Global Advisors Europe Limited and State Street Global Advisors Trust Company, each individually owning less than 5% of the total outstanding shares. State Street has its principal business office at State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

SECURITY OWNERSHIP OF MANAGEMENT (EXECUTIVE OFFICERS AND TRUSTEES)
The following table sets forth the beneficial ownership of our equity securities, as of March 25, 2022, for each of our NEOs, each trustee and all trustees and executive officers as a group. As of that date, 131,365,260 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by any trustee or executive.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Units(3)
Jon E. Bortz	1,346,932(4)	1.0%	1.0%
Raymond D. Martz	492,203(5)	*	*
Thomas C. Fisher	428,948(5)	*	*
Cydney C. Donnell	54,285	*	*
Ron E. Jackson	55,222	*	*
Phillip M. Miller	25,153	*	*
Michael J. Schall	66,503(6)	*	*
Bonny W. Simi	10,936	*	*
Earl E. Webb	28,015	*	*
All trustees and executive officers as a group (9 persons)	2,508,197(4)(5)(6)	1.9%	1.9%
* Represents less than one percent of class.
(1)The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Amounts do not include securities that have been authorized for grant under the 2009 Equity Incentive Plan to executive officers and employees subject to shareholder approval of the Amendment as described above under “Proposal 4—Background to the Proposal.”
(2)Percentages are based on 131,365,260 Common Shares outstanding as of March 25, 2022. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.
(3)Percentages are based on an aggregate of 132,226,073 Common Shares, LTIP units and OP units outstanding as of March 25, 2022.
(4)This amount includes 51,065 shares of unvested restricted Common Shares granted under, or subject to the same terms and conditions as under, the 2009 Equity Incentive Plan and 216,035 unvested LTIP units. Mr. Bortz disclaims beneficial ownership with respect to 200,000 of these shares. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(5)This amount includes 20,972 shares of unvested restricted Common Shares granted under, or subject to the same terms and conditions as under, the 2009 Equity Incentive Plan and 58,821 vested LTIP units and 192,031 unvested LTIP units in the case of Mr. Martz and 68,290 vested LTIP units and 192,031 unvested LTIP units in the case of Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(6)Mr. Schall disclaims beneficial ownership with respect to 33,467 of these shares.

GENERAL INFORMATION

ANNUAL MEETING AND VOTING
You are receiving these materials because you owned Common Shares as of March 11, 2022, the record date established by the Board for the Annual Meeting. Everyone who owned Common Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 131,365,260 Common Shares outstanding on March 11, 2022. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you hold your Common Shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of Common Shares held in “street name.” You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Common Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the Notice of Internet Availability of Proxy Materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares with respect to Proposals 1 or 3, your vote will NOT be counted for those matters. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares on Proposal 2, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Proposal 2 as they determine.
It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions.
If you do not vote your Common Shares, your Common Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

HOUSEHOLDING
The SEC’s rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report will be delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or received multiple copies of this Proxy Statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling Investor Relations at (240) 507-1306, by writing to Investor Relations at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, or by sending an e-mail to Investor Relations at investors@pebblebrookhotels.com.
Questions regarding the Notice, voting or email delivery should be directed to Investor Relations at (240) 507-1306 or investors@pebblebrookhotels.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.
Shareholder Proposals and Trustee Nominations for Inclusion in the 2023 Proxy Statement
Shareholder proposals intended to be considered for inclusion in the Company’s proxy statement relating to the 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Secretary of the Company not later than December 1, 2022 and such proposals must comply with all of the requirements of Rule 14a-8.
Nominations of trustee nominees for election at the Company’s 2023 Annual Meeting of Shareholders must be received by the Secretary of the Company at our principal executive offices no earlier than the close of business on November 1, 2022 and not later than December 1, 2022, and such nominations and their nominating shareholders must comply with all of the applicable requirements of our Bylaws.
Any such proposal or nomination should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary.

Other Shareholder Proposals and Trustee Nominations
Our Bylaws currently provide that in order for a shareholder proposal or trustee nomination to be presented at our 2023 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 or a trustee nomination included in the Company’s proxy statement pursuant to our Bylaws, it must be received at our principal executive offices no earlier than the close of business on November 1, 2022, and not later than December 1, 2022. If the 2023 Annual Meeting of Shareholders is scheduled to take place before April 16, 2023 or after June 15, 2023, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2023 Annual Meeting of Shareholders and not later than the close of business on the later of the 120th day prior to the 2023 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary. In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of trustee nominees other than nominees nominated by Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not later than January 16, 2023.
Additional Matters
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information at, or connected to, our website is not and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
Bethesda, Maryland
March 31, 2022

YOUR VOTES ARE IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE SUBMIT YOUR PROXY TODAY.

PEBBLEBROOK HOTEL TRUST
4747 BETHESDA AVE
SUITE 1100
BETHESDA, MD 20814

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR all of the trustee nominees:

1. Election of Trustees

Nominees	For	Against	Abstain
1a. Jon E. Bortz	▢	▢	▢
1b. Cydney C. Donnell	▢	▢	▢
1c. Ron E. Jackson	▢	▢	▢
1d. Phillip M. Miller	▢	▢	▢
1e. Michael J. Schall	▢	▢	▢
1f. Bonny W. Simi	▢	▢	▢
1g. Earl E. Webb	▢	▢	▢

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2022.	▢	▢	▢
3. Advisory vote approving the compensation of our named executive officers ("Say-On-Pay").	▢	▢	▢
4. Amendment of the 2009 Equity Incentive Plan to extend its maturity date.	▢	▢	▢

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000547492_1 R1.0.0.24

PEBBLEBROOK HOTEL TRUST
Annual Meeting of Shareholders
May 16, 2022 9:00 AM
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on May 16, 2022, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side

0000547492_2 R1.0.0.24